MEDCATH CONTACTS:

O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Corporation Announces Outlook for 2007
     CHARLOTTE, N.C. Oct 27, 2006 — MedCath Corporation (MedCath) (Nasdaq: MDTH) announced today its earnings outlook for fiscal 2007. For fiscal 2007, which ends September 30, 2007, MedCath anticipates that its Net revenue, Adjusted EBITDA, Income from continuing operations and Recurring capital expenditures will be within the following range:

Net revenue:	$740.0 million	$780.0 million
Adjusted EBITDA:	$108.0 million	$112.0 million
Income from continuing operations:	$19.0 million	$20.5 million
Recurring capital expenditures:	$30.0 million	$35.0 million

     MedCath’s 2007 outlook includes an interest expense reduction anticipated to be achieved from the repurchase of approximately $40.6 million in senior notes with proceeds from the offering of approximately 1.7 million shares of common stock. Excluded from the Company’s 2007 outlook are non-recurring costs associated with the senior notes repurchase, including approximately $4.0 million of premium cost and $1.2 million of acceleration of deferred financing costs. MedCath’s 2007 earnings outlook also excludes the projected operating results from the Heart Hospital of Lafayette, as the hospital will be classified as an asset held for sale effective with the reporting of MedCath’s operating result for the quarter ended September 30, 2006.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; gain or loss on disposal of property, equipment and other assets; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Amendment No. 1 to Form S-3 filed with the Securities and Exchange Commission on October 26, 2006. A copy of this report is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov .